Exhibit 99.1
October 20, 2020

Fellow shareholders,

As we expected, growth has slowed with 2.2m paid net adds in Q3 vs. 6.8m in Q3’19. We think this is primarily due to our record first half results and the pull-forward effect we described in our April and July letters. In the first nine months of 2020, we added 28.1m paid memberships, which exceeds the 27.8m that we added for all of 2019. In these challenging times, we’re dedicated to serving our members.

(in millions except per share data and Streaming Content Obligations)	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20 Forecast
Revenue	$5,245	$5,467	$5,768	$6,148	$6,436	$6,572
Y/Y % Growth	31.1%	30.6%	27.6%	24.9%	22.7%	20.2%
Operating Income	$980	$459	$958	$1,358	$1,315	$885
Operating Margin	18.7%	8.4%	16.6%	22.1%	20.4%	13.5%
Net Income	$665	$587	$709	$720	$790	$615
Diluted EPS	$1.47	$1.30	$1.57	$1.59	$1.74	$1.35

Global Streaming Paid Memberships	158.33	167.09	182.86	192.95	195.15	201.15
Y/Y % Growth	21.4%	20.0%	22.8%	27.3%	23.3%	20.4%
Global Streaming Paid Net Additions	6.77	8.76	15.77	10.09	2.20	6.00

Net cash provided by (used in) operating activities	$(502)	$(1,462)	$260	$1,041	$1,264
Free Cash Flow*	$(551)	$(1,670)	$162	$899	$1,145
Adjusted EBITDA**	$1,107	$586	$1,084	$1,489	$1,450
Shares (FD)	451.6	451.4	452.5	453.9	455.1
Streaming Content Obligations*** ($B)	19.1	19.5	19.2	19.1	19.1
Note: Figures are consolidated, including DVD.
* Free cash flow represents Net Cash provided by (used in) operating and investing activities
** Adjusted EBITDA represents net income before interest expense and other income/expense, income taxes, depreciation and amortization of property and equipment and further adjusted to exclude other non-cash charges or non-recurring items
*** Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Q3 Results and Q4 Forecast
Q3 average streaming paid memberships rose 25%, while streaming ARPU decreased 1.6% year over year. Excluding a foreign exchange (F/X) impact of -$158m, streaming ARPU increased 1% vs. prior year. Revenue was 2% above our beginning-of-quarter guidance primarily due to slightly higher than expected ARPU (favorable plan mix in our UCAN, LATAM and APAC regions plus intra-quarter appreciation in the Euro and British pound which helped lift EMEA ARPU). As a result, operating margin of 20% (up 170bps year over year) exceeded our guidance forecast as well. EPS of $1.74 vs. $1.47 a year ago included a $249m non-cash unrealized loss from F/X remeasurement on our Euro denominated debt, which accounted for the variance with our EPS guidance.
We added 2.2m net memberships in Q3, compared with our 2.5m guidance. Retention remains healthy and engagement per member household was up solidly year over year in Q3’20. As a reminder, our guidance is our internal forecast and we strive for accuracy. That means in some quarters our results will be high relative to our guidance forecast and, in others, it will be low.
Our APAC region was the largest contributor to our paid membership growth this quarter (46% of Q3 global paid net adds) and APAC revenue rose 66% year over year. We’re pleased with the progress we’re making in this region and, in particular, that we’ve achieved double digit penetration of broadband homes in both South Korea and Japan. While this is encouraging, we still have much work to do and we're working hard to replicate this success in India and other countries.
For Q4‘20, we forecast 6.0m paid net adds vs 8.8m in Q4‘19. As we have highlighted in our recent investor letters, we believe our record first half paid net additions would result in slower growth in the back half of this year. If we achieve our forecast, it will put us at a record 34m paid net adds for 2020, well above our prior annual high of 28.6m in 2018.
The state of the pandemic and its impact continues to make projections very uncertain, but as the world hopefully recovers in 2021, we would expect that our growth will revert back to levels similar to pre-COVID. In turn, we expect paid net adds are likely to be down year over year in the first half of 2021 as

2

compared to the big spike in paid net adds we experienced in the first half of 2020. We continue to view quarter-to-quarter fluctuations in paid net adds as not that meaningful in the context of the long run adoption of internet entertainment, which we believe is still early and should provide us with many years of strong future growth as we continue to improve our service.
We forecast Q4 operating margin of 13.5% vs. 8.4% last year, which means we’ll over-deliver this year on our original full year margin target; our FY20 operating margin is now expected to be 18% (vs. 16% originally) or a 500 basis point increase year over year. Since 2016, we will have more than quadrupled our annual GAAP operating margin (which is our primary profitability metric).
As in the past, we intend to continue to grow our operating margin each year and at an average rate of 300 basis points per year over any few-year period, but we anticipate more lumpiness. Some years we’ll be a little over (like this year when we expect to grow operating margin 500bps), some years a little under, but we are trying to keep on a 300 bps per year long-term trajectory. The increased lumpiness is due to increased F/X exposure from our international success and COVID’s impact on the timing of spending. By moving to this multi-year model, we’ll be able to manage our short term expenses more smoothly as well as grow slightly more efficiently than in the past. As we wrote last quarter, for 2021, we’re targeting a 19% operating margin.
Content
We are making good and careful progress returning to production, particularly in EMEA and APAC, but also across much of LATAM and UCAN. We’ve restarted production on some of our biggest titles including season four of Stranger Things, action film Red Notice (starring Dwayne Johnson, Gal Gadot and Ryan Reynolds) and The Witcher season two. Since the almost-global shutdown of production back in mid-March, we have already completed principal photography on 50+ productions and, while the course and impact of C-19 remains unpredictable, we’re optimistic we will complete shooting on over 150 other productions by year-end.
For our 2021 slate, we continue to expect the number of Netflix originals launched on our service to be up year over year in each quarter of 2021 and we’re confident that we’ll have an exciting range of

3

programming for our members, particularly relative to other entertainment service options. As discussed last quarter, some of our most popular returning titles are expected to launch in the second half of next year.
This past quarter, the breadth of our programming was demonstrated with standout titles across many genres. In English language series, we debuted new seasons of The Umbrella Academy and Lucifer; 43m and 38m member households chose to watch these titles in the first 28 days, respectively. In mid-September, we also premiered Ryan Murphy’s Ratched, a thriller based on the character from One Flew Over the Cuckoo’s Nest. In its first four weeks, 48m member households chose to watch Ratched. Our #1 and #2 most watched documentary feature films ever were released in Q3. American Murder: The Family Next Door is projected to have 52m members households choose the title in its first 28 days and The Social Dilemma had 38m in its first 28 days.
We continue to invest heavily in local language content because we believe that great stories are universal: they can come from anywhere and be loved everywhere. Season one of the Mexican telenovela Oscuro Deseo (Dark Desire) was our biggest local language original globally this quarter. Our slate of Korean dramas continue to travel well throughout APAC and beyond, while anime is another category of content with fans all over the world.
Another example of our content traveling around the globe is our non-fiction series Indian Matchmaking1, which was watched by a quarter of our members in India and millions of members outside of India in its first four weeks.
Original film continues to be an area of opportunity for us and we had several big hits in Q3. Action thriller The Old Guard (starring Charlize Theron and directed by Gina Prince-Bythewood) was our most popular title of the quarter with 78m member households choosing to watch in its first four weeks. Our romantic comedy The Kissing Booth 2 received strong reception (66m member households chose to watch in the first 28 days), while action film Project Power (starring Jamie Foxx) was also very popular (75m member households chose to watch in the first four weeks). Late in September, we debuted Enola Holmes, starring Millie Bobby Brown and Henry Cavill as her famed detective brother. We estimate 76m member households will have chosen this film in the first 28 days.
Our content successes highlight our ability to tap into our global audience of nearly 200m members and underscore the notion that content is discovered on Netflix. This applies not only to Netflix originals, but also to second run programming, like Schitt’s Creek and earlier seasons of Lucifer, both of which are very popular with our members. The latest example is Cobra Kai (based on The Karate Kid films), which originally debuted on YouTube’s subscription service in May 2018 and recently launched on Netflix on August 28. In its first four weeks of release on Netflix, 50m member households chose to watch season one, dramatically expanding its audience.
We’re looking forward to season 3 of Cobra Kai premiering exclusively on Netflix on January 8, 2021. In addition to the recently released The Haunting of Bly Manor2 (a follow up to the acclaimed The Haunting of Hill House), season one of Emily in Paris3 and Adam Sandler’s latest film Hubie Halloween4, other notable Q4 titles include our animated family film Over the Moon5 from legendary creator Glen Keane (premiering this weekend), season four of our award-winning series The Crown6 and the first season of
__________________________________
1 https://www.bbc.com/news/world-asia-india-53499195#:~:text=India-,Indian%20Matchmaking%3A%20The%20'cringe%2Dworthy'%20Netflix%20show,that%20is%20a%20huge%20hit&text=A%20new%20Netflix%20show%2C%20Indian,BBC's%20Geeta%20Pandey%20in%20Delhi.
2 https://www.youtube.com/watch?v=tykS7QfTWMQ&feature=youtu.be
3 https://www.youtube.com/watch?v=lptctjAT-Mk&feature=youtu.be
4 https://www.indiewire.com/2020/10/hubie-halloween-review-adam-sandler-netflix-1234591071/
5 https://www.youtube.com/watch?v=P_zuK_pergw&feature=youtu.be
6 https://www.youtube.com/watch?v=_hJ5CwsphdQ&feature=youtu.be

4

Selena. We’ll also have a great slate of films, including The Midnight Sky (directed by and starring George Clooney), Hillbilly Elegy7 (from Ron Howard), Ma Rainey’s Black Bottom8 (with Viola Davis and Chadwick Boseman), The Christmas Chronicles 29 (from Chris Columbus), Jingle Jangle: A Christmas Journey10 (with Forest Whitaker), MANK11 (David Fincher’s first feature at Netflix) and Ryan Murphy’s The Prom (starring Meryl Streep, Nicole Kidman, James Corden and Kerry Washington).
Product and Partnerships
We strive to be a global entertainment service that can satisfy the needs of members all over the world. Commissioning and producing local language content is an important part of that. But we also invest heavily into improving our product, partnerships and overall consumer experience. For example, in India in Q3, we localized our service to support Hindi in our user interface.
We’re also working with local partners like Reliance Jio, India’s largest mobile operator, where in Q3 we launched a bundle with their mobile and fiber broadband plans. As part of this broad partnership, we’ll integrate Netflix with two of Jio’s set top boxes. We’ve also partnered with financial institutions in India to make payment processing easier and more seamless for our members, which we expect will have retention benefits. All of these initiatives are important and work in concert with our big investment in local originals to improve the Netflix experience for our members.
Competition
Competition for consumers’ time and engagement remains vibrant. Linear television and other big categories of entertainment, like video games and user generated content from YouTube and TikTok are all vying for consumers’ attention and are strong drivers of screen time usage. We remain quite small relative to overall screen time.

___________________________________
7 https://www.youtube.com/watch?v=KW_3aaoSOYg
8 https://www.youtube.com/watch?v=ord7gP151vk
9 https://www.youtube.com/watch?v=HVzBwSOcBaI
10 https://www.youtube.com/watch?v=aYPUYVgwLWY&feature=youtu.be
11 https://www.youtube.com/watch?v=J_NqUYwngr0&feature=youtu.be

5

This past quarter, we saw the debut of Comcast’s Peacock, which comes on the heels of the launch of HBO Max and Disney+. Disney’s recent management reorganization signals that it is embracing the shift to streaming entertainment. We’re thrilled to be competing with Disney and a growing number of other players to entertain people; both consumers and content creators will benefit from our mutual desire to bring the best stories to audiences all over the world.
We’ll continue to focus on pleasing our members and improving our service as quickly as possible so that we can be everyone's first choice for online entertainment.
Cash Flow and Capital Structure
Net cash generated by operating activities in Q3 was +$1.3 billion vs. -$502 million in the prior year period. Free cash flow (FCF)12 was positive for a third consecutive quarter at +$1.1b vs. -$551 million in Q3‘19. Year to date free cash flow is +$2.2 billion vs. -$1.6 billion in the first nine months of 2019.
As productions increasingly restart, we expect Q4’20 FCF to be slightly negative and therefore, for the full year 2020, we forecast FCF to be approximately $2 billion, up from our prior expectation of break-even to positive. This change is due primarily to our higher operating margin expectation for 2020 and the timing of cash spending on content. We expect our FCF profile over the coming years to continue to improve as we increase our profitability and our transition to the production of Netflix originals (which requires more cash upfront vs. second run content) matures. For 2021, we currently expect free cash flow to be -$1 billion to break-even.
With $8.4 billion in cash on our balance sheet at the end of the quarter plus our $750m credit facility (which is undrawn), our need for external financing is diminishing. As indicated last quarter, we don’t have plans to access the capital markets this year.

___________________________________
12 For a reconciliation of free cash flow to net cash provided by (used in) operating activities, please refer to the reconciliation in tabular form on the attached unaudited financial statements and the footnotes thereto.

6

Reference
For quick reference, our eight most recent investor letters are: July 2020,13 April 2020,14 January 2020,15 October 2019,16 July 2019,17 April 2019,18 January 2019,19 October 2018.20
Regional Breakdown

(in millions)	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20
UCAN Streaming:
Revenue	$2,621	$2,672	$2,703	$2,840	$2,933
Paid Memberships	67.11	67.66	69.97	72.90	73.08
Paid Net Additions	0.61	0.55	2.31	2.94	0.18
ARPU	$13.08	$13.22	$13.09	$13.25	$13.40
Y/Y % Growth	17%	17%	14%	6%	2%
F/X Neutral Y/Y % ARPU Growth	17%	17%	14%	6%	3%

EMEA:
Revenue	$1,428	$1,563	$1,723	$1,893	$2,019
Paid Memberships	47.36	51.78	58.73	61.48	62.24
Paid Net Additions	3.13	4.42	6.96	2.75	0.76
ARPU	$10.40	$10.51	$10.40	$10.50	$10.88
Y/Y % Growth	1%	3%	2%	4%	5%
F/X Neutral Y/Y % ARPU Growth	6%	7%	4%	8%	3%

LATAM:
Revenue	$741	$746	$793	$785	$789
Paid Memberships	29.38	31.42	34.32	36.07	36.32
Paid Net Additions	1.49	2.04	2.90	1.75	0.26
ARPU	$8.63	$8.18	$8.05	$7.44	$7.27
Y/Y % Growth	8%	9%	3%	(9)%	(16)%
F/X Neutral Y/Y % ARPU Growth	17%	18%	12%	13%	5%

APAC:
Revenue	$382	$418	$484	$569	$635
Paid Memberships	14.49	16.23	19.84	22.49	23.50
Paid Net Additions	1.54	1.75	3.60	2.66	1.01
ARPU	$9.29	$9.07	$8.94	$8.96	$9.20
Y/Y % Growth	—%	(1)%	(5)%	(4)%	(1)%
F/X Neutral Y/Y % ARPU Growth	3%	—%	(3)%	1%	(1)%

___________________________________
13 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q2/FINAL-Q2-20-Shareholder-Letter-V3-with-Tables.pdf
14 https://s22.q4cdn.com/959853165/files/doc_financials/2020/q1/updated/FINAL-Q1-20-Shareholder-Letter.pdf
15 https://s22.q4cdn.com/959853165/files/doc_financials/2019/q4/FINAL-Q4-19-Shareholder-Letter.pdf
16 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q3/FINAL-Q3-19-Shareholder-Letter.pdf
17 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q2/Q2-19-Shareholder-Letter-FINAL.pdf
18 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2019/q1/FINAL-Q1-19-Shareholder-Letter.pdf
19 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q4/01/FINAL-Q4-18-Shareholder-Letter.pdf
20 https://s22.q4cdn.com/959853165/files/doc_financials/quarterly_reports/2018/q3/FINAL-Q3-18-Shareholder-Letter.pdf

7

October 20, 2020 Earnings Interview, 3pm PT
Our video interview with Kannan Venkateshwar of Barclays Capital will be on youtube/netflixir at 3pm PT today. Questions that investors would like to see asked should be sent to kannan.venkateshwar@barclayscapital.com. Reed Hastings, co-CEO, Ted Sarandos, co-CEO & Chief Content Officer, Greg Peters, COO & Chief Product Officer, Spence Neumann, CFO, and Spencer Wang, VP of IR/Corporate Development will all be on the video to answer Kannan’s questions.

IR Contact:	PR Contact:
Spencer Wang	Richard Siklos
VP, Finance/IR & Corporate Development	VP, Communications
408 809-5360	408 540-2629

8

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow and adjusted EBITDA. Management believes that free cash flow and adjusted EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities or the amount of cash used in operations, including investments in global streaming content. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the timing and business impact of the global recovery from the affects of the COVID-19 pandemic; future content offerings and the number and timing of such offerings; our content production schedules and return to production, including the course and impact of the COVID-19 pandemic on content production; watch metrics for certain titles; partnerships; adoption of internet entertainment; impact of competition; future capital raises and external financing needs; global streaming paid members, paid net additions and membership growth; paid net additions, consolidated revenue, revenue growth, operating income, operating margin, net income, and earnings per share; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks, including those related to the coronavirus pandemic; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 29, 2020, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K, as updated by Form 10-Q for the quarter ended March 31, 2020. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

9

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenues	$6,435,637	$6,148,286	$5,244,905	$18,351,614	$14,689,013
Cost of revenues	3,867,751	3,643,707	3,097,919	11,111,159	8,974,190
Marketing	527,597	434,370	553,797	1,465,797	1,773,525
Technology and development	453,802	435,045	379,776	1,342,664	1,135,773
General and administrative	271,624	277,236	233,174	800,947	659,783
Operating income	1,314,863	1,357,928	980,239	3,631,047	2,145,742
Other income (expense):
Interest expense	(197,079)	(189,151)	(160,660)	(570,313)	(448,222)
Interest and other income (expense)	(256,324)	(133,175)	192,744	(367,802)	215,378
Income before income taxes	861,460	1,035,602	1,012,323	2,692,932	1,912,898
Provision for income taxes	71,484	315,406	347,079	473,693	632,952
Net income	$789,976	$720,196	$665,244	$2,219,239	$1,279,946
Earnings per share:
Basic	$1.79	$1.63	$1.52	$5.04	$2.93
Diluted	$1.74	$1.59	$1.47	$4.89	$2.83
Weighted-average common shares outstanding:
Basic	441,526	440,569	438,090	440,486	437,547
Diluted	455,088	453,945	451,552	453,846	451,896

10

Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,392,391	$5,018,437
Other current assets	1,434,089	1,160,067
Total current assets	9,826,480	6,178,504
Content assets, net	25,067,633	24,504,567
Property and equipment, net	828,118	565,221
Other non-current assets	2,900,312	2,727,420
Total assets	$38,622,543	$33,975,712
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,599,654	$4,413,561
Accounts payable	541,298	674,347
Accrued expenses and other liabilities	1,259,124	843,043
Deferred revenue	1,040,202	924,745
Short-term debt	499,517	—
Total current liabilities	7,939,795	6,855,696
Non-current content liabilities	2,926,574	3,334,323
Long-term debt	15,547,616	14,759,260
Other non-current liabilities	1,875,235	1,444,276
Total liabilities	28,289,220	26,393,555
Stockholders' equity:
Common stock	3,303,482	2,793,929
Accumulated other comprehensive loss	(1,147)	(23,521)
Retained earnings	7,030,988	4,811,749
Total stockholders' equity	10,333,323	7,582,157
Total liabilities and stockholders' equity	$38,622,543	$33,975,712

11

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Cash flows from operating activities:
Net income	$789,976	$720,196	$665,244	$2,219,239	$1,279,946
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Additions to content assets	(2,653,886)	(2,510,782)	(3,648,292)	(8,458,943)	(9,971,141)
Change in content liabilities	(379,458)	(108,432)	(95,548)	(228,945)	(122,660)
Amortization of content assets	2,733,743	2,607,159	2,279,977	7,824,287	6,636,578
Depreciation and amortization of property, equipment and intangibles	28,589	26,661	26,704	83,767	75,761
Stock-based compensation expense	106,357	104,210	100,262	307,586	305,310
Other non-cash items	83,851	70,301	57,934	219,600	164,337
Foreign currency remeasurement loss (gain) on debt	249,194	119,161	(171,360)	275,295	(167,676)
Deferred taxes	(40,277)	223,308	52,105	229,650	94,251
Changes in operating assets and liabilities:
Other current assets	(22,974)	3,066	145	(147,261)	(56,162)
Accounts payable	111,677	(112,027)	(7,643)	(149,503)	(134,784)
Accrued expenses and other liabilities	266,027	(105,450)	260,872	374,768	391,814
Deferred revenue	10,941	42,508	22,729	115,457	154,607
Other non-current assets and liabilities	(19,999)	(38,803)	(44,923)	(100,248)	(75,528)
Net cash provided by (used in) operating activities	1,263,761	1,041,076	(501,794)	2,564,749	(1,425,347)
Cash flows from investing activities:
Purchases of property and equipment	(109,811)	(141,741)	(45,333)	(349,567)	(145,298)
Change in other assets	(8,840)	(260)	(4,021)	(9,388)	(34,195)
Net cash used in investing activities	(118,651)	(142,001)	(49,354)	(358,955)	(179,493)
Cash flows from financing activities:
Proceeds from issuance of debt	—	1,009,464	—	1,009,464	2,243,196
Debt issuance costs	—	(7,559)	—	(7,559)	(18,192)
Proceeds from issuance of common stock	68,665	89,060	11,989	201,419	56,857
Net cash provided by financing activities	68,665	1,090,965	11,989	1,203,324	2,281,861
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	28,459	11,819	(29,325)	(30,624)	(29,341)
Net increase (decrease) in cash, cash equivalents, and restricted cash	1,242,234	2,001,859	(568,484)	3,378,494	647,680
Cash, cash equivalents and restricted cash at beginning of period	7,180,046	5,178,187	5,028,205	5,043,786	3,812,041
Cash, cash equivalents and restricted cash at end of period	$8,422,280	$7,180,046	$4,459,721	$8,422,280	$4,459,721

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$1,263,761	$1,041,076	$(501,794)	$2,564,749	$(1,425,347)
Net cash used in investing activities	(118,651)	(142,001)	(49,354)	(358,955)	(179,493)
Non-GAAP free cash flow	$1,145,110	$899,075	$(551,148)	$2,205,794	$(1,604,840)

12

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands)

	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$665,244	$586,970	$709,067	$720,196	$789,976
Add:
Other expense (income)	(32,084)	309,179	162,386	322,326	453,403
Provision for (benefit from) income taxes	347,079	(437,637)	86,803	315,406	71,484
Depreciation and amortization of property, equipment and intangibles	26,704	27,818	28,517	26,661	28,589
Stock-based compensation expense	100,262	100,066	97,019	104,210	106,357
Adjusted EBITDA	$1,107,205	$586,396	$1,083,792	$1,488,799	$1,449,809

13